Exhibit 99 (a)

For Release: 6:30 a.m. ET, May 13, 2005	Contact: Claudia Baucus 248-813-2942

DELPHI REPORTS FIRST QUARTER FINANCIAL RESULTS
Company generates positive operating cash flow of $112 million
Non-GM revenues cross 50 percent threshold

     TROY, Mich. — Delphi Corp. (NYSE: DPH) today reported unaudited first quarter 2005 financial results with revenues of $6.9 billion, and a GAAP net loss of $409 million or $0.74 per share. The first quarter loss was significantly impacted by Delphi’s inability to record the non-cash deferred tax benefit of its U.S. losses. The company had previously expected to record a tax benefit during 2005 of between 40 - 60 percent of its pre-tax losses. The company generated $112 million in operating cash flow(1) in the first quarter. Delphi’s net liquidity improved during the quarter with a cash balance of $1.15 billion at March 31, 2005. Non-GM revenues grew 8 percent year-over-year to $3.5 billion.

     “Versus our expectations for the first quarter, we were significantly challenged by weaker-than-expected production volumes with some of our larger North American customers,” said J.T. Battenberg III, Delphi’s chairman, and chief executive officer. “We expect these pressures to continue for the remainder of the year. Delphi’s management team is focused on addressing these issues while remaining committed to serving our customers’ needs. At the same time as we work to address our short-term challenges, we continue to grow our business through our ongoing technology leadership, global expansion and adjacent market growth. During the quarter, Delphi was able to reach a new milestone with non-GM revenues reaching 51 percent of total sales.”

First Quarter 2005 Financial Results

     The unaudited financial results reflect adjustments for the effects of the improper accounting for transactions identified as a result of Delphi’s Audit Committee’s internal investigation. The unaudited results are preliminary and subject to review by Delphi’s independent auditors. Final results may differ due to any activities occurring after March 31, 2005, but before their finalization, which is planned to occur by June 30, 2005.

•	Revenue of $6.9 billion, down approximately 7 percent from $7.4 billion in Q1 2004 (down 9 percent excluding the impact of foreign exchange).

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•	Non-GM revenue for the quarter was $3.5 billion, up approximately 8 percent from $3.2 billion in Q1 2004 (up 5 percent excluding the impact of foreign exchange). Non-GM business reached a record high of 51 percent of Q1 revenues, compared to year-ago levels of 43 percent.
•	Operating cash flow(1) was $112 million, as compared to $217 million for Q1 2004.
•	Including $31 million in after-tax restructuring charges in 2005, GAAP net loss of $409 million or $0.74 per share compared to Q1 2004 net income of $53 million or $0.09 per share. The company’s decision to no longer record the tax benefit associated with its U.S. losses resulted in the exclusion of approximately $190 million of tax benefit. Excluding restructuring charges, the company reported a Q1 loss of $378 million or $0.68 per share, compared to positive earnings of $122 million or $0.22 per share in Q1 2004.

     “Like many other companies in the automotive sector, Delphi’s first quarter performance was impacted by high commodity costs year-over-year and low production volumes, particularly with GM North America,” said John D. Sheehan, Delphi’s acting chief financial officer. “We are engaging our entire global workforce to identify additional opportunities to reduce SG&A and discretionary spending so that we can focus on our restructuring activities and overall transformation. Concurrently, we are successfully growing our non-GM revenues domestically, overseas and in adjacent markets, evidenced by strong first quarter bookings. Additionally, 64 percent of Delphi’s first quarter bookings were from non-GM customers – further proof that our diversification efforts are working.”

U.S. Deferred Tax Assets

     In conjunction with Delphi finalizing its Dec. 31, 2004 financial statements, the company was required to re-assess the recoverability of its U.S. deferred tax assets, which amounted to approximately $4.7 billion. Due to the company’s history of U.S. losses over the past three years, combined with its current U.S. operating outlook for the near to medium term, Delphi determined that it could no longer support realization of such amounts under current accounting guidelines. Accordingly, the company will record a charge to establish a valuation allowance against its U.S. deferred tax assets in its Dec. 31, 2004 financial statements when filed. This is not a cash charge; therefore, there is no impact to Delphi’s net liquidity position. Additionally, at such time that Delphi’s U.S. operations return to sustained profitability, the company will reassess the potential to reverse the valuation allowance being established.

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First Quarter 2005 Financing Activities

     During the quarter, Delphi amended certain provisions of its $3 billion revolving credit facilities and intends to amend and increase its existing $1.5 billion five-year revolving credit facility, while providing collateral to lenders. These facilities would replace the company’s existing one- and five-year revolving credit facilities (maturing June 2005 and June 2009, respectively), which today total $3.0 billion. Delphi is also seeking to put in place secured term loans to preserve its liquidity position.

     Under the first quarter amendment, the financial covenant ratio for consolidated leverage was increased and Delphi obtained a waiver to provide audited financial statements for the year ended December 31, 2004, by June 30, 2005. Also in the first quarter, the company increased the borrowing limit of its U.S. trade receivables securitization program from $600 million to $731 million.

     “The amended credit facilities and increased U.S. securitization program facilitate Delphi maintaining an appropriate level of liquidity to manage its ongoing operations as we proceed with financing activities to address the June 2005 expiration of the 364 day revolver. We continue to consider changes to our liquidity sources to adapt to our current credit standing and ensure that we have long-term access to liquidity to allow management to continue to transform our business,” Sheehan said.

Cost Structure Actions

     One of Delphi’s key value drivers of its transformation is reducing its legacy cost structure by continuing global actions designed to address under-performing operations and appropriately size the company’s global workforce. During the first quarter, Delphi continued to address its U.S. legacy sites through further consolidations. Delphi has completed consolidation activities at its Foley, Alabama, Tuscaloosa, Alabama and Anaheim, California sites.

     In addition, manufacturing operations have ceased at Delphi’s Olathe, Kansas site. These latest actions bring Delphi’s total to 78 business lines or facilities that have been sold or closed since 1999.

     Delphi is also making progress on its 2005 restructuring initiatives to further reduce its workforce by 8,500 positions, as announced in Delphi’s 2005 outlook in December 2004. In Q1, Delphi reduced its global workforce by approximately 1,500 positions, including 870 U.S. hourly and 630 international positions.

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     “In addition to these restructuring activities, Delphi is continuing to refine our product portfolio by assessing the effectiveness of all of our operations, which may include partnering, joint venturing or sale,” Battenberg said. “Most recently, Delphi signed a non-binding letter of intent with Johnson Controls Inc. to sell our global lead-acid battery business for approximately $212 million. Additionally, as previously disclosed, we continue to pursue other divestitures / asset sales. We expect total proceeds from all currently-identified transactions to approximate $400 million.”

Second Quarter 2005 Outlook

     Sheehan said second quarter revenues are projected to range between $7.2 billion and $7.4 billion. At these revenue levels, Delphi expects to generate $100 million to $150 million in operating cash flow(2), excluding sale of assets. Given the fixed-cost nature of Delphi’s U.S. legacy business, the company’s cost structure will remain largely comparable to the first quarter. Margins are expected to improve slightly due to the revenue increases from Q1 to Q2 2005. Also in Q2, Delphi is required to make a minimum contribution of $0.6 billion to fund U.S. pensions.

CY05 Outlook Update

     Sheehan reported that 2005 is becoming an extremely challenging year for the U.S. automotive industry. For the remainder of the year, Delphi expects to continue to be pressured by high commodity prices and lower production volumes with its largest customer in the U.S. In addition, U.S. attrition is expected to become more challenging in this low volume environment.

     “We are currently forecasting GM North America calendar year production volumes in the 4.5 - 4.6 million unit range — a 6-8 percent decline from Delphi’s prior guidance — which will impact revenues by $900 million to $1.1 billion versus prior guidance,” Sheehan said. “Our earnings and operating cash flow are certainly exposed to this revenue decline due to the fixed nature of our U.S. cost structure, and we must look for ways to offset these declines. While we are beginning to gain traction on our material cost reduction initiatives, to date, Delphi has had slower-than-expected success in these areas. Given these factors, we do not believe that our prior calendar year guidance from December 2004 of a GAAP net loss of $350 million (including $150 million in restructuring charges) is achievable.”

     “Our leadership fully understands the challenges before us and we are not satisfied with where we are. We are evaluating all critical areas where we can further reduce costs and are looking at the business very judiciously,” said Rodney O’Neal, Delphi’s president and chief operating officer.

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     “We know that we must accelerate our transformation activities to get ahead of these challenges and are engaging our key constituents to address our U.S. legacy cost structure. Furthermore, by streamlining our operations through restructuring actions while keeping a tight rein on staffing levels and letting attrition reduce our workforce, we’re positioning Delphi for future growth.”

Additional Information

     Additional information concerning Delphi’s unaudited Q1 2005 results and outlook is available through the Investor Relations page of Delphi’s website at www.delphi.com. A briefing concerning Q1 financial results for news media representatives, institutional investors and security analysts will be held at 11:00 a.m. ET today. For the general public, the briefing will be simultaneously webcast from the Investor Relations page of www.delphi.com.

(1)	Operating cash flow of $112 million for Q1 2005 represents GAAP cash flow from operations of $500 million less capital expenditures of $194 million, plus cash paid for employee, product line and related charges of $50 million, and less changes in the sale of accounts receivable and supplier financing programs of $244 million. Operating cash flow of $217 million for Q1 2004 represents GAAP cash flow from operations of $7 million less capital expenditures of $214 million, plus cash paid for employee, product line and related charges of $193 million, and plus changes in the sale of accounts receivable and supplier financing programs of $231 million.

(2)	Forecast operating cash flow for Q2 2005 of $100 million - $150 million is based on forecast GAAP cash flow from operations of $(225) million - $(275) million. Operating cash flow is internally defined as GAAP cash flow from operations less capital expenditures, plus pension contributions and cash paid for employee, product line and related charges, and changes in the sale of accounts receivable and supplier financing programs.

Forward Looking Statements

All statements contained or incorporated in this press release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales, cash flow or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and customer diversification or statements expressing general optimism about future operating results) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are discussed in detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003 and our disclosures filed regarding the status of the ongoing internal investigation being conducted by the audit committee of the Company’s board of directors. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; our continued ability to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market we operate, including customer cost reduction initiatives, potential increases in warranty and raw material costs, pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism or war and other changes in the political and regulatory environments where we do business. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

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